UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2021

Oncorus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39575	47-3779757
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

50 Hampshire Street, Suite 401
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 320-6400

Not applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Director

On July 27, 2021, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors (the “Board”) of Oncorus, Inc. (the “Company”) appointed Barbara Yanni to fill a vacancy on the Board and to serve as a Class I director, effective as of July 27, 2021. Ms. Yanni will serve for the term expiring at the Company’s 2024 annual meeting of stockholders, and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. Ms. Yanni was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

Ms. Yanni, 67, served as Vice President and Chief Licensing Officer at Merck & Co. (“Merck”), from November 2001 until her retirement in March 2014. Prior to her role as Vice President and Chief Licensing Officer, Ms. Yanni held various roles at Merck including in corporate development, financial evaluation, and tax. Ms. Yanni currently serves as an independent director on the boards of three public biotechnology companies: Trevena, Inc., Vaccinex, Inc. and Pharming Group N.V. She is also currently an independent director of Mesentech, a private biotechnology company. Ms. Yanni previously served on the board of directors of Akcea Therapeutics, Inc. ) from 2019 until the company’s sale in 2020 and Abionyx Pharma SA from 2018 to 2020, both of which were public biotechnology companies, and Symic Holdings, LLC, a private biotechnology company from 2015 to 2019. Ms. Yanni earned a J.D. from Stanford Law School and an A.B. from Wellesley College. She also holds a Masters of Law in Taxation from New York University Law School.

In accordance with the Company’s compensation policy for non-employee directors, upon her commencement of service as a director, Ms. Yanni was granted an initial stock option award to purchase 25,000 shares of the Company’s common stock with an exercise price of $12.82 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. This option will vest and become exercisable as follows: one thirty-sixth (1/36th) of the shares shall vest each month commencing on August 27, 2021 until all such shares have vested on the third anniversary of the date of grant, subject to Ms. Yanni’s continuous service (as such term is defined in the Company’s 2020 Equity Incentive Plan (the “Plan”)), through each applicable vesting date. Additionally, Ms. Yanni will be entitled to receive compensation for her service as a non-employee director in accordance with the Company’s director compensation policy, including an annual retainer of $35,000 per year for her service as a director. At each annual stockholder meeting following which Ms. Yanni’s term as a director continues (beginning with the 2022 annual meeting of stockholders), Ms. Yanni will receive a stock option under the Plan to purchase 12,500 shares of common stock, vesting in monthly installments over one year from the grant date, subject to her continuous service through each applicable vesting date.

The Company has entered into its standard form of indemnification agreement with Ms. Yanni, the form of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 11, 2020.

There are no related party transactions between Ms. Yanni and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no family relationships between Ms. Yanni and any director or executive officer of the Company.

Item 7.01 Regulation FD Disclosure.

On July 29, 2021, the Company issued a press release announcing the appointment of Ms. Yanni as a director of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 29, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCORUS, INC.

By:	/s/ John McCabe
John McCabe
Chief Financial Officer

Dated: July 29, 2021